Exhibit 99.1


                     CAPITAL ALLIANCE INCOME TRUST PROVIDES
                      SECOND QUARTER 2007 EARNINGS GUIDANCE

SAN FRANCISCO - (BUSINESS WIRE) - August 3, 2007 - This afternoon, Capital Alliance Income Trust Ltd. ("CAIT) (AMEX:CAA-News) a specialty lender organized as a real estate investment trust ("REIT"), released a shareholder letter from its President and Chief Executive Officer, Richard Wrensen, on the effects of the increase in residential mortgage delinquencies and foreclosures on its forecasted second quarter profitability and other corporate developments. A transcript of the shareholder letter follows:

Current Developments and Industry Trends

The tumultuous decline of alternative/non-conforming residential mortgage values that began in late 2006 has continued into the second quarter of 2007 and has not shown any indication of improvement. Elevated levels of residential mortgage delinquencies, which were initially identified as an alternative/non-conforming residential mortgage event, have grown to encompass the entire domestic residential mortgage sector.

During the second quarter, California residential mortgage delinquencies rose to their highest level in over decade as lower sales prices, fewer home sales and higher mortgage rates battered the housing market. Default notices are the first step in foreclosing on a mortgage loan. Dataquest, a leader in residential real estate information services, reports that the percentage of delinquency defaults that result in foreclosure is approaching 50% and exceeds 1994's previous record high rate of approximately 30%.


Short Term Financial Performance

The portfolio continues to generate unacceptable levels of non-performing assets (delinquency), which reduce mortgage interest income. Declining home values also require additional loan loss reserves (expenses). Cumulatively, these effects produced a second quarter loss of approximately $130,000.

Management continues to focus on efficient asset management as the strategic alternative to the sale of non-performing loan at depressed valuations. Loans that were repaid during the second quarter reduced line of credit borrowings. Acquisitions of performing residential loan portfolios were also reviewed, but were not acquired. Our underwriting, designed to balance risk and reward, did not justify the portfolios' sales prices. CAIT will continue to address the acquisition of whole loans and mortgage securities for opportunistic purchase.

As of January 1, 2007, CAIT had foreclosed real estate owned ("REO") of $245,000 and approximately 33% of the mortgage loan portfolio were non-performing assets (as measured by mortgage payments delinquencies in excess of 60 days). Due to the partial financing of the mortgage loan portfolio with debt, REO and non-performing mortgage loans were approximately 55% of total shareholder equity and approximately 104% of common shareholder equity.

As of April 1, 2007, CAIT has REO for sale of approximately $2,011,644 and approximately 29% of the mortgage loan portfolio were non-performing assets. REO and non-performing mortgage loans declined to approximately 53% of total shareholder equity and approximately 101% of common shareholder equity.

As of July 1, 2007, CAIT has REO for sale of approximately $1,849,221 and approximately 31% of the mortgage loan portfolio were non-performing assets. REO and non-performing mortgage loans remained approximately 53% of total shareholder equity and approximately 102% of common shareholder equity.

An improved common share price is a previously announced standard that will be regularly reviewed. Despite recent, steep residential mortgage share price declines in other publicly traded mortgage companies, CAIT's common share price has remained relatively constant. On the last trading day of 2007, CAIT's common closed at $8.28 per share. As of August 1, 2007, the last common share transaction was $7.92.


Organizational Changes

During the second quarter CAIT's management secured loan servicing from its former manager and terminated the sub-server engaged by the former manager. Loan servicing is now administered by CAIT's internal management. CAIT's administration of loan servicing should reduce the overall cost of servicing and is consistent with our emphasis on efficient asset management.

The December 29, 2006 Transition Agreement with CAIT's former manager requires CAIT to drop the name "Capital Alliance" before July 1, 2008 and to change its taxable subsidiary's name before May 1, 2007. The subsidiary's new name is WrenCap Funding Corporation ("WCFC").


This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact: Capital Alliance Income Trust
         Gregory Bronshvag, Vice President and Secretary
         (415) 288-9595          gbronshvag@caitreit.com